Exhibit 8.1
[Date] Liberty Media Corporation 12300 Liberty Boulevard Englewood, CO 80112	THE WARNER 1299 PENNSYLVANIA AVE., NW WASHINGTON, D.C. 20004-2400 TEL +1 202.639.7700 FAX +1 202.639.7890 www.bakerbotts.com	ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

Ladies and Gentlemen:

        As counsel for Liberty Media Corporation, a Delaware corporation ("Liberty"), we have examined and are familiar with the Registration Statement on Form S-4 (File No. 333-171201) (the "Registration Statement"), which was filed by Liberty Splitco, Inc. ("Splitco") on the date hereof with the Securities and Exchange Commission (the "SEC") for the purpose of registering the distribution, under the Securities Act of 1933, as amended (the "Securities Act"), of shares of Series A Splitco Capital common stock, par value $.01 per share ("Splitco CAPA"), Series B Splitco Capital common stock, par value $.01 per share ("Splitco CAPB," and together with shares of Splitco CAPA, the "Splitco Capital Common Stock"), Series A Splitco Starz common stock, par value $.01 per share ("Splitco STZA"), and Series B Splitco Starz common stock, par value $.01 per share ("Splitco STZB," and together with shares of Splitco STZA, the "Splitco Starz Common Stock"), by Liberty in exchange for its outstanding shares of Liberty Capital common stock and Liberty Starz common stock in connection with the split-off of Splitco (the "Split-Off").

        The terms of the Split-Off, the Splitco Capital Common Stock and the Splitco Starz Common Stock are described in the proxy statement/prospectus (the "Proxy Statement") which forms a part of the Registration Statement. We have participated in the preparation of the discussion set forth in the Proxy Statement under the heading "Material U.S. Federal Income Tax Consequences of the Split-Off" (the "Discussion"). Unless otherwise specified, capitalized terms shall have the meaning assigned to such terms in the Proxy Statement.

        In providing this opinion, we have examined and relied upon the facts, information, statements, covenants, representations, and warranties contained in the originals or copies, certified or otherwise identified to our satisfaction, of (i) the representation letters dated as of the date hereof that were provided to us by Liberty and Splitco, (ii) the Proxy Statement, (iii) the Registration Statement, including all exhibits and attachments thereto (including, without limitation, the form of the Reorganization Agreement, by and between Liberty and Splitco, including all exhibits and attachments thereto, and the form of the Restated Certificate of Incorporation of Splitco), (iv) such other documents and records as we deem necessary or appropriate as a basis for this opinion, and (v) certain other information provided to us by Liberty. We have also examined and relied upon the facts, information, statements, covenants, representations, and warranties contained in the originals or copies, certified or otherwise identified to our satisfaction, of the request by Liberty for the Ruling from the Internal Revenue Service (the "IRS"), as subsequently supplemented from time to time, including all exhibits and attachments thereto (the "Ruling Request").

        This opinion assumes and is conditioned on, among other things, the initial and continuing accuracy and completeness, which we have neither investigated nor verified, of the facts, information, statements, covenants, representations, and warranties set forth in each of the documents referred to above. We note that this opinion is, as described in the Discussion, premised upon the receipt by Liberty of the Ruling prior to the Split-Off (and the continuing validity of such Ruling), the provision by us of the Closing Opinions, and the accuracy of the statements, representations, covenants, and assumptions upon which such Ruling and Closing Opinions will be based.

        In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents. We also have assumed that the Split-Off will be consummated in the manner described in the Proxy Statement, the Registration Statement, and the Ruling, and that none of the terms and conditions of the Split-Off will have been waived or modified in any respect. Any inaccuracy in any of the aforementioned facts, information, statements, representations, warranties, or assumptions or any breach of any of the aforementioned covenants could adversely affect this opinion.

        Subject to the foregoing and subject to the conditions, limitations, and qualifications described herein and in the Discussion, the Discussion is our opinion, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters, with respect to the material U.S. federal income tax consequences of the Split-Off to holders of Liberty Capital common stock and Liberty Starz common stock and to Liberty.

        This opinion is based on our interpretation of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. This opinion is not binding upon the IRS or any court and will not preclude the IRS or such court from adopting a contrary position. We express no other opinion as to the U.S. federal income tax consequences of the Split-Off, and we express no opinion as to the state, local, foreign, or other tax consequences, of the Split-Off.

        This opinion is delivered to you solely in connection with and for purposes of the transactions contemplated by the Proxy Statement and is not to be relied upon by any other person, quoted in whole or in part, or otherwise referred to (except in a list of closing documents), nor is it to be provided to any other person without our prior written consent. Notwithstanding the foregoing sentence, we consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the SEC thereunder.

Sincerely,
BAKER BOTTS L.L.P.